Exhibit 3.4

CERTIFICATE OF CORRECTION

TO

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

INFOLOGIX, INC.

InfoLogix, Inc., (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.             That a Certificate of Amendment to Certificate of Incorporation (the “Certificate of Amendment”) was filed with the Secretary of State of Delaware on January 4, 2010 and that the Certificate of Amendment requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

2.             Paragraph 4 of the Certificate of Amendment is an inaccurate record of the Certificate of Amendment in that it inadvertently and incorrectly states that the par value of the shares of stock of the Corporation is $0.0001 per share, though such par value is $0.00001 per share.

3.             Paragraph 4 of the Certificate of Amendment is corrected such that the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation is as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000) shares, all of such shares shall be $0.00001 par value per share, without cumulative voting rights and without any preemptive rights, and of which One Hundred Million (100,000,000) shall be designated Common Stock and Ten Million (10,000,000) shares shall be Preferred Stock, all of such Preferred Stock shares shall be of such classes and series and have such voting powers, full or limited, or no voting powers and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as the Board of Directors may determine from time to time.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to Certificate of Amendment to be signed by its Chief Executive Officer this 3rd day of February, 2010.

InfoLogix, Inc.

By:	/s/ DAVID T. GULIAN
Name: David T. Gulian
Title: Chief Executive Officer